EXHIBIT 8.1

August 16, 2005

SPACEHAB, Incorporated

12130 State Highway 3, Building 1

Webster, Texas 77598-1504

Ladies and Gentlemen:

We have acted as counsel to SPACEHAB, Incorporated, a Washington corporation (the “Company”), in connection with the proposed issuance by the Company of up to $63,250,000 aggregate principal amount of 5.5% Senior Convertible Notes due 2010 (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 8% Convertible Subordinated Notes due 2007 (the “Outstanding Notes”). The terms of the offer to exchange and consent solicitation (the “Exchange Offer”) are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “1933 Act”). The Company has requested that we deliver an opinion to the holders of the Outstanding Notes and the Exchange Notes with regard to the U.S. federal income tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes.

We hereby confirm to you that the discussion set forth under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus forming a part of the Registration Statement (the “Prospectus”) is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions to the holders of the Company’s Outstanding Notes and Exchange Notes, subject to the limitations set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes under state, local or non-U.S. laws.

This opinion is furnished to you solely for use in connection with the Exchange Offer, as described in the Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the 1933 Act, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP